Exhibit 99.1

Contacts:
Medivation, Inc.	Lippert/Heilshorn & Associates
Patrick Machado, Chief Financial Officer	Bruce Voss/Don Markley
(415) 543-3470 x201	(310) 691-7100

MEDIVATION ANNOUNCES EXERCISE OF UNDERWRITER’S

OVER-ALLOTMENT OPTION

SAN FRANCISCO (December 19, 2005) – Medivation, Inc. (OTCBB: MDVN) today announced that the underwriter of its follow-on offering, Adams Harkness, Inc., has exercised its over-allotment option to purchase an additional 735,000 shares of Medivation common stock at $2.00 per share. The exercise of the over-allotment option brings the total size of the follow-on offering to 5,635,000 shares, all of which are being sold by Medivation.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. The offering of the securities is made only by means of a prospectus, copies of which may be obtained from Adams Harkness, Inc., Capital Markets Desk, 99 High Street, 12th Floor, Boston, Massachusetts 02110, telephone 1-800-225-6201.

About Medivation

Medivation, Inc. seeks to acquire, develop and sell or partner biomedical technologies in the early-development stage of the research and development process – the stage beginning with the identification of a specific biomedical product candidate with a demonstrated scientific rationale for further development, and ending upon the completion of Phase II clinical trials designed to provide evidence of potential safety and efficacy in patients.

Medivation currently is developing Dimebon™ for Alzheimer’s disease (AD) and Huntington’s disease (HD). Dimebon is a small molecule that has a 20-year record of human use, has demonstrated improvement in cognition/memory in a pilot AD clinical trial, and has demonstrated preclinical evidence of efficacy in animal models of both AD and HD. Dimebon currently is in a randomized, double-blind, placebo-controlled Phase II study in up to 166 Alzheimer’s disease patients in Russia. Medivation also expects to initiate a U.S. Phase I/II study of Dimebon in

Huntington’s disease patients in the second quarter of 2006. Medivation also is developing its MDVN300 family of small molecules, which is scheduled to enter clinical development for treatment of hormone-refractory prostate cancer by the end of 2006.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the anticipated timing of regulatory and clinical milestones on the Company’s Dimebon Alzheimer’s disease and Huntington’s disease programs, and the Company’s MDVN300 family of small molecules for the treatment of hormone refractory prostate cancer, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2004 and our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005 include more information about factors that could affect our financial and operating results.